Exhibit 99.1

Financial Contact:	Press Contact:
Suzanne Schmidt IDT Investor Relations Phone: (415) 217-4962 E-mail: suzanne@blueshirtgroup.com	Graham Robertson IDT Worldwide Marketing Phone: (408) 284-2644 E-mail: graham.robertson@idt.com

IDT to Acquire ZMDI for $310 Million

•	Adds $20M of quarterly revenues to IDT at 57% gross margins

•	Accretive to earnings in first full quarter following close

•	IDT gains a growing Automotive & Industrial business, with immediate sales leverage for current products

•	Creates an industry franchise in Intelligent Power semiconductors. ZMDI adds new digital power products addressing Communications Infrastructure and Data Center requirements

•	ZMDI products are largely sole-sourced, with very long product life cycles and high margins. Synergies recognized in first year of operation will reach IDT’s target business model of 60% GM

SAN JOSE, Calif., Oct. 26, 2015—Integrated Device Technology, Inc. (IDT®) (NASDAQ: IDTI) today announced an agreement to acquire privately held ZMDI (Zentrum Mikroelektronik Dresden AG) for total consideration of $310M in cash. The acquisition provides IDT with a highly regarded Automotive & Industrial business, and extends their technology leadership in high performance programmable power devices and timing & signal conditioning.

Automotive & Industrial provides a significant new growth opportunity. IDT gains immediate leverage for new designs in Wireless Charging, Power Management, and Timing & Signal Conditioning. ZMDI’s business is already well established and positioned for growth, and benefits immediately from IDT’s scale and technology.

“This move accelerates progress to our $800M annual revenue goal within our industry benchmark financial performance by over a year” said Gregory Waters, IDT President & CEO. “IDT’s strategy is unchanged, but our product and technology position is significantly expanded. Our target market segments of Consumer, Communications, and High Performance Computing all benefit from additional product, revenue, and customer relationships that bolster our commitment to outgrow the semiconductor market by at least a factor of two”.

IDT extends their rapidly growing line of programmable power devices, with new high-power products addressing Communications Infrastructure and Data Center applications. This creates a new industry franchise for high performance, scalable power management solutions that cover applications ranging from Wireless Charging to Solid State Drives to Data Centers & 4G/5G basestations.

“We gain an exceptional group of talented people and intellectual property from ZMDI, who join one of the technology industry’s fastest growing companies. With the added benefit of IDT’s cost structure and high volume manufacturing capability, we expect ZMDI revenues to achieve a similar financial model as IDT’s existing business in the first year of combined operations”. Waters added.

ZMDI’s signal conditioning products provide an elegant interface between microcontrollers and analog components, such as sensors. This is extremely complimentary to IDT’s Advanced Timing products, and will enable intelligent systems that are aware of their surroundings, and can adjust system performance, timing, and power management automatically.

“We’re enthusiastic to join with IDT, and create the best positioned product innovation team in the mixed-signal semiconductor industry”, said Thilo von Selchow, President and CEO of ZMDI. “It’s rare to see such a potent combination that not only provides a powerful financial result, but more importantly establish the product and technology teams that will lead the industry in innovative new products and growth for this decade”.

The transaction has been unanimously approved by the board of directors of both companies, with closing expected before calendar end.

About ZMDI

Zentrum Mikroelektronik Dresden AG (ZMDI) is a global supplier of sensing and digital power semiconductor solutions for automotive, industrial, medical, mobile sensing, information technology and consumer applications. These solutions enable our customers to create the most energy-efficient products in sensing, power management and lighting. See more at www.zmdi.com.

About IDT

Integrated Device Technology, Inc. develops system-level solutions that optimize its customers’ applications. IDT uses its market leadership in timing, serial switching and interfaces, and adds analog and system expertise to provide complete application-optimized, mixed-signal solutions for the communications, computing and consumer segments. Headquartered in San Jose, Calif., IDT has design, manufacturing, sales facilities and distribution partners throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol “IDTI.” Additional information about IDT is accessible at www.IDT.com. Follow IDT on Facebook, LinkedIn, Twitter, YouTube and Google+.

Forward Looking Statements

Remarks about IDT’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe-harbor provisions under applicable federal securities laws. Actual results may differ materially from the forward-looking statements contained herein. Additional information concerning these and other risk factors is contained in the Risk Factors sections of IDT’s most recently filed Forms 10-K and 10-Q. IDT undertakes no obligation and does not intend to update the forward-looking statements set forth herein.

IDT and the IDT logo are trademarks or registered trademarks of Integrated Device Technology, Inc. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.